EXHIBIT 3.1

CERTIFICATE OF AMENDMENT
OF
RESTATED CERTIFICATE OF INCORPORATION
OF
SM ENERGY COMPANY

SM Energy Company (the “Company”), a corporation organized and existing under of the General Corporation Law of the State of Delaware (the “DGCL”), hereby certifies as follows:
1.Pursuant to action taken by unanimous written consent of the Board of Directors of the Company (the “Board”) on March 22, 2023, resolutions were duly adopted setting forth a proposed amendment (the “Amendment”) of the Company’s Restated Certificate of Incorporation filed with the Secretary of State of the state of Delaware on November 17, 1992, as the same has been amended by the Certificate of Amendment filed June 22, 1998, the Certificate of Amendment filed May 31, 2001, the Certificate of Amendment filed May 26, 2005, and the Certificate of Amendment filed June 1, 2010 (collectively, the “Restated Certificate of Incorporation”), declaring the Amendment to be in the best interests of the Company and its stockholders, and submitting the Amendment at a meeting of the stockholders of the Company for consideration thereof.
2.Pursuant to resolutions adopted by the Board on February 17, 2023, an annual meeting of stockholders of the Company was duly called and held on May 25, 2023, upon notice in accordance with Section 222 of the DGCL and at which meeting the necessary number of shares as required by the DGCL and the Restated Certificate of Incorporation were voted in favor of approval of the Amendment.
3.Accordingly, Article FIFTEENTH of the Restated Certificate of Incorporation of the Company is hereby amended and restated in its entirety as follows:
“FIFTEENTH: (a) A Director or officer of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director or officer, except that this Article FIFTEENTH shall not eliminate or limit a Director’s or officer’s liability to the extent such elimination or limitation is not permitted under Section 102(b)(7) of the Delaware General Corporation Law or (i) for any breach of the Director’s or officer’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, (iv) for any transaction from which the Director or officer derived an improper personal benefit, or (v) for any officer, in any action by or in the right of the Corporation. If the Delaware General Corporation Law is amended after approval by the stockholders of this Article FIFTEENTH to authorize corporate action further eliminating or limiting the personal liability of directors or officers, then the liability of a Director or officer of the Corporation shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended from time to time.
(b) Any repeal or modification of this Article FIFTEENTH shall not increase the personal liability of any Director or officer of the Corporation for any act or occurrence taking place prior to such repeal or 64 modification, or otherwise adversely affect any right or protection of a Director or officer of the Corporation existing at the time of such repeal or modification.

(c) The provisions of this Article FIFTEENTH shall not be deemed to limit or preclude indemnification of a Director or officer by the Corporation for any liability of a Director or officer which has not been eliminated by the provisions of this Article FIFTEENTH.”
4.The Amendment was duly adopted by the Company in accordance with the provisions of Section 242 of the DGCL.
5.All other provisions of the Restated Certificate shall remain in full force and effect.
6.This Certificate of Amendment shall become effective immediately upon filing with the Secretary of State of Delaware.
[Signature Page Follows.]

IN WITNESS WHEREOF, the Company has caused this Certificate of Amendment to be signed by an authorized officer of the Corporation this 25th day of May, 2023.

SM Energy Company

By: /s/ James B. Lebeck
Name:   James B. Lebeck
Title:     Senior Vice President and General Counsel